                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                Amendment No. 3


                               BEA SYSTEMS, INC.
                               -----------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                  073325 10 2
                                  -----------
                                 (CUSIP Number)


  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (Continued on following pages)


                               Page 1 of 9 Pages

 CUSIP No. 073325102           13G             Page 2 of 9 Pages
------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Warburg, Pincus Ventures, L.P.              I.D. No. 13-3784037
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF               -0-
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                38,419,116
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING                -0-
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

       WITH                  38,419,116
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         38,419,116
------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.09%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

         PN
------------------------------------------------------------------------------

 CUSIP No. 073325102           13G             Page 3 of 9 Pages

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Warburg, Pincus & Co.                       I.D. No. 13-6358475
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF               -0-
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                38,739,549
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER
    REPORTING
                             -0-
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

       WITH                  38,739,549
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        38,739,549
------------------------------------------------------------------------------
10    CHECK B0X IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.17%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

        PN
------------------------------------------------------------------------------

 CUSIP No. 073325102           13G             Page 4 of 9 Pages

------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

          E.M.  Warburg, Pincus & Co., LLC.              I.D. No. 13-3536050
------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3   SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF               -0-
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                             38,419,116
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING                -0-
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER

       WITH                  38,419,116
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         38,419,116
------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                       [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.09%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

         OO
------------------------------------------------------------------------------

CUSIP No. 073325102                   13G                     Page 7 of 9 Pages

Item 1.

       (a) Name of Issuer: BEA Systems, Inc. (the "Issuer")

       (b) Address of Issuer's Principal Executive Offices:

           2315 North First Street, San Jose, CA 95131

Item 2.
   (a)&(b) Name of Person Filing, Address of Principal Business Office:

           This statement is filed by and on behalf of (a) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPV. WP, as the sole general partner of WPV, has a 15% interest in the profits of WPV. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

       (c) Citizenship: Not applicable.

       (d) Title of Class of Securities: Common Stock

       (e) CUSIP Number: 073325 10 2

Item 3.
           Not applicable.

Item 4. Ownership.

       (a) Amount beneficially owned:

           38,419,116 shares as of September 8, 2000

       (b) Percent of Class: 10.09%, as of September 8, 2000.

       (c) Number of shares as to which the person has:

               (i)   sole power to vote or to direct the vote:

                     -0- shares.

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CUSIP No. 073325102                   13G                     Page 7 of 9 Pages


          (ii)  shared power to vote or to direct the vote:

                38,419,116

          (iii) sole power to dispose or to direct the disposition of:

                -0- shares.

          (iv)  shared power to dispose or to direct the disposition of:

                38,419,116

Item 5. Ownership of Five Percent or Less of a Class
              Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person
              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the
              Security Being Reported on By the Parent Holding Company
              Not applicable.

Item 8. Identification and Classification of Members of the Group
              Not applicable.

Item 9. Notice of Dissolution of the Group
              Not applicable.

Item 10.      Certification
              Not applicable.

CUSIP No. 073325102                  13G                  Page 7 of 9 Pages


                                   SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                   Date: September 14, 2000

                                   WARBURG, PINCUS VENTURES, L.P.

                                   By: Warburg, Pincus & Co.,
                                       General Partner

                                   By: /s/ Stephen Distler
                                       --------------------------------
                                       Stephen Distler
                                   Its: Partner


                                   WARBURG, PINCUS & CO.


                                   By: /s/ Stephen Distler
                                       --------------------------------
                                       Stephen Distler
                                   Its: Partner


                                   E.M. WARBURG, PINCUS & CO., LLC


                                   By: /s/ Stephen Distler
                                       --------------------------------
                                       Stephen Distler
                                   Its: Member

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CUSIP No. 073325102                   13G                      Page 8 of 9 Pages

                                   EXHIBITS

Exhibit 1 Joint Filing Agreement, dated September 14, 2000, among the signatories to this Schedule 13G.

                                       8